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                                                                   EXHIBIT 11.1




                   THE MEN'S WEARHOUSE, INC. AND SUBSIDIARIES
               STATEMENT OF COMPUTATION OF NET EARNINGS PER SHARE
           FOR THE INTERIM PERIODS ENDED MAY 4, 1996 AND MAY 3, 1997



                                                       Three Months Ended
                                                   -------------------------
                                                      1996          1997
                                                   -----------   -----------
Shares outstanding - beginning of period            20,820,000    20,921,000

Shares issued during period - weighted average:
     Options exercised                                  51,000        46,000
     Contribution to Employee Stock Plan                 6,000        15,000

Common stock equivalents - weighted average:
     Shares issuable upon exercise of stock
         options granted (treasury stock method)       335,000       266,000

Weighted average number of common and common
     equivalent shares                              21,212,000    21,248,000
                                                   ===========   ===========

Net earnings applicable to common stock            $ 3,109,000   $ 4,016,000
                                                   ===========   ===========

Primary and fully diluted earnings per share       $       .15   $       .19
                                                   ===========   ===========